Exhibit 10.1

/$ParticipantName$/
Knight-Swift Transportation Holdings Inc.
20002 North 19th Avenue
Phoenix, Arizona 85027

Re:	Knight-Swift Transportation Holdings Inc.: Restricted Stock Unit (Time Vested) Grant Agreement

Dear /$ParticipantName$/:

The Compensation Committee (the “Committee”) of the Board of Directors of Knight-Swift Transportation Holdings Inc. (the “Company”) has awarded you, as of the date of this letter (the “Grant Date”), a Restricted Stock Unit grant (the “Grant”). The Grant entitles you to receive a maximum of /$AwardsGranted$/ shares of the Company’s voting Class A common stock (the “Stock”), par value $0.01 per share (the “Stock Award”) to be issued when and as provided by this Restricted Stock Unit Grant Agreement (this “Agreement”). This Grant is made pursuant to the authority of the Company’s Amended and Restated 2014 Omnibus Incentive Plan, as amended (the “Plan”). This Grant is made subject to the terms and conditions of this Agreement and the Plan. In this Agreement, the Company is sometimes referred to as “we” or “us,” and includes any subsidiaries of the Company in which the Company holds an equity or voting interest of fifty percent (50%) or more. Terms used in this Agreement that are defined in the Plan have the same meaning as stated in the Plan.

1.Grant of Restricted Stock Units. The Grant is made to you as part of your compensation and is payable to you in accordance with this Agreement, and in the expectation that until such time as this Grant is fully vested, you will continue to perform services for the Company as its director, employee, or consultant. You will receive no fractional shares. Under this Grant you will be issued that number of shares of Stock, not to exceed the total Stock Award, that is determined by the vesting schedule set forth below in Section 2. Stock will be issued to you within 30 days of your Vesting Date, as reflected in the schedule set forth below. No shares of Stock will be issued to you for any portion of the Stock Award that is not vested. Except as set forth in this Agreement, this Grant may not be settled in cash. In no event will you be issued more shares than your Stock Award, but the number of shares of your Stock Award is subject to automatic adjustment for stock dividends, stock splits, reverse stock splits, reorganizations, or reclassifications, as provided in Section 6.2 of the Plan.

2.Vesting Schedule. Below is the vesting schedule for this Grant. Your Stock Award will become vested and non-forfeitable as of the Vesting Date in the quantities set forth in the following schedule (“Vested Amount”) for any vesting year you complete while you are associated with the Company as an employee, director or under a consulting contract with the Company as of the Vesting Date. You will not be credited with any fractional vesting years.
/$VestingSchedule$/

Your Stock Award will become fully vested and non-forfeitable upon your death or disability (as such term is defined in the Plan), or at such time as your Vested Amount equals the amount of the Stock Award specified in the introductory paragraph. Your Stock Award will also become fully vested and non-forfeitable if: (i) you retire after you are 65 years of age or older; or (ii) you retire with the approval of the Committee before the age of 65.

If you experience a Separation from Service from the Company for any reason, the portion of your Stock Award that is not vested, and any related declared and accrued but undistributed Dividend Equivalent (as defined in Section 5, below), will be automatically forfeited. For purposes of this Agreement, “Separation from Service” means (i) the termination of your employment with the Company with or without cause by you or the Company; or (ii) a permanent reduction in the level of bona fide services you provide to the Company to an amount less than fifty percent (50%) of the average level of bona fide services you provided to the Company in the preceding thirty-six months (calculated in accordance with Treas. Reg. § 1.409A1-(h)(1)(ii)).

3.Book Entry Form. The Stock will be issued to you in book entry form (non-certificated). Stock will be treated as issued and outstanding only as it is actually issued. No Stock will be issued to you until you have accrued a Vested Amount on the respective Vesting Date. Any Stock issued may be subject to other limitations as either the Plan or the law may require.
4.No Voting Rights. You have no voting rights until your Stock is issued to you. A Restricted Stock Unit has no voting rights.

5.Dividend Equivalents. Until Stock is issued to you, you will receive no dividends. However, you will accrue a Dividend Equivalent for the number of shares of Stock that constitutes your Stock Award. For each share of Stock subject to your Stock Award, the Company will accrue on its books, from the Grant Date until paid, an amount equal to the dividends that would have been paid on those shares of Stock, if the Stock had been issued and outstanding from the Grant Date (the “Dividend Equivalent”). As your Stock Award vests, you will be paid by the Company, simultaneously, cash in an amount equal to the Dividend Equivalent you have accrued through the date the vested Stock is issued to you. Any Dividend Equivalent attributable to any portion of a Stock Award that is forfeited will also be forfeited, when your Stock is forfeited. Your Dividend Equivalent will be paid to you not later than the date your Stock is issued to you. You have no right to elect to defer payment of any Dividend Equivalent.

6.Termination Date of Grant. Subject to the limitations of Section 15 and except as otherwise provided herein, this Grant shall terminate upon the earlier of the date of your Separation from Service or the date your Vested Amount equals the amount of the Stock Award in the introductory paragraph.

7.Tax Treatment. As the Stock Award vests, you will recognize ordinary income for the value of the Stock issued to you. The value of the Stock is the fair market value, which is based on the closing market price the day the Stock vests. If the day of vesting falls on a weekend or on a holiday, the fair market value will be based on the closing market price of the business day immediately prior to the day of vesting. By accepting the Grant, you accept responsibility for any income tax withholding or other taxes imposed on you by virtue of the issuance of the Grant. The Company has the right to reduce the total number of shares of Stock and the Dividend Equivalent distributed to you by the amount of any federal or state taxes (including, without limitation, FICA,

FUTA, and Medicare) the Company is obligated to withhold and pay, and you hereby authorize the Company to reduce the number of shares of Stock and of Dividend Equivalent payable to you by the amount of any federal or state tax the Company is required to withhold and pay. The Committee through a resolution adopted on the Grant Date has authorized the Company to withhold a portion of your Stock to pay the taxes attributable to your vested Stock Award.

8.Non-Compete and Non-Solicitation Agreement.

(a)    This Grant has been made to you because you have been retained by the Company in a position of trust and confidence and to induce you to continue to contribute to the results of the Company’s operations. In consideration for the issuance of this Grant (and the Company’s agreement to allow you to become a shareholder of the Company), you agree that you will not directly compete with the Company for six (6) months after your Separation from Service (the “Non-Compete Period”), without first obtaining the Company’s prior written consent, which consent the Company may, in its reasonable discretion, withhold. For this purpose, you will be considered to be directly competing with the Company if you are engaged in any of the activities described in clauses (b)(i), (ii) or (iii) below. The consideration for this six (6) month non-compete agreement is the issuance of this Grant.

(b)    You will be considered as directly competing with the Company if at any time during the Non-Compete Period you: (i) are employed by, contract with, or obtain an interest as an owner, shareholder, partner, limited partner or member in, any business or corporation that competes directly with the Company (as such direct competition is defined below), but excluding an investment of one percent (1%) or less in any publicly traded company; (ii) on your own behalf, or on behalf of any other person with whom you may be employed, you solicit or divert from the Company the business of any person who is either a customer of the Company during your employment or is identified in the Company’s confidential business records as a potential customer of the Company; or (iii) solicit, divert or encourage any person who is an employee of the Company to leave employment and to become employed by a person who directly competes with the Company. For purposes of this Section 8, you (x) will be considered to be in direct competition with the Company and (y) a person, business or corporation will be considered a direct competitor of the Company, if either you or it is engaged in a truckload business (dry van, refrigerated, brokerage, drayage, intermodal, logistics, or any combination thereof) that conducts significant operations in the same traffic lanes in which the Company operates, or in which the Company has internally identified as a planned area of operation or expansion of its business as of the date of your Separation from Service.
(c)    By accepting this Grant, you agree that the foregoing non-competition provisions are reasonable and that you are being compensated for your agreement not to compete. If you violate this Agreement during the Non-Compete Period, you agree to pay the Company, upon demand, an amount equal to 60% of the value realized by you under this Grant, disregarding the amount of any federal or state taxes you paid (the “Repayment Amount”). Upon paying the Company the Repayment Amount, your obligations to the Company under Section 8(b) shall be deemed to be satisfied. You agree that the Repayment Amount is reasonable and is intended to return to the Company a portion of the compensation paid to you in consideration for your agreement to continue with the Company and not to compete with the Company if you leave, except on the terms of this Agreement, after you have received the Stock Award made here.

(d)    The Company shall have the right to extend the Non-Compete Period for up to an additional twelve (12) months beyond the completion of your initial Non-Compete Period (the “Extended Non-Compete Period”). If the Company elects to extend the Non-Compete Period, it will notify you in writing of such fact not later than the thirtieth (30th) day prior to the expiration of the initial Non-Compete Period. By accepting this Grant, you agree to accept and abide by the Company’s election. If the Company elects to extend the Non-Compete Period, you agree not to work for any direct competitor of the Company (as defined in Section 8(b)) during the Extended Non-Compete Period, and the Company agrees to pay you, during the Extended Non-Compete Period, an amount equal to your monthly base salary or monthly base consulting fee, as applicable, in effect as of the date of your Separation from Service. Payment for any partial month will be prorated. Payment of your base salary or consulting fee during the Extended Non-Compete Period will be made at the same times and in the same amounts that such amounts were paid to you while you were in the service of the Company. If the Company elects to extend the Non-Compete Period, any monies you earn from any other work, whether as an employee or as an independent contractor, will reduce, dollar for dollar, the amount that the Company is obligated to pay you. Payments made by the Company under this Section 8(d) are made for the extension of the non-compete covenant and do not render you either an employee of, or a consultant to, the Company.

9.Compliance with Securities Laws; Share Restrictions.

(a)    So long as you are serving as an employee of the Company, you may not sell any shares of the Stock except in accordance with all applicable federal and state securities laws and the applicable policies of the Company regarding the sale, ownership and retention of the Company’s securities by insiders, executives, and employees. The Company has filed a registration statement with the United States Securities and Exchange Commission (the “SEC”) covering the Grant (and the Stock subject to the Grant) issued pursuant to the Plan. So long as that registration statement is in effect, Stock issued pursuant to the Plan will not be restricted as to transfer. The Company does not provide any assurance that any registration statement will continue to be maintained in effect with respect to the Stock. If for any reason, a registration statement is not in effect with respect to the Stock, the Stock may not be sold or transferred except in compliance with applicable securities laws.

(b)    This Grant is subject to any claw-back policy adopted by the Company for incentive-based compensation (the “Clawback Policy”), as required by Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act. The Clawback Policy, as it exists from time to time, is incorporated by reference into this Agreement. If there is any conflict between the provisions of this Agreement and the Clawback Policy, the Clawback Policy shall control.

10.Risks. By accepting this Grant, you acknowledge that the value of the Stock may be adversely affected by changes in the United States’ economy; changes in the Company’s profitability, financial condition, business or properties; a reduction in the Company’s growth rate; competition from other truckload carriers; and other risk factors that are described more particularly in the Company’s most recent Annual Report on Form 10-K and in its reports on Forms 10-Q and 8-K.

The Company does not promise you that the value of the Stock will rise or that the Company will continue to grow or be profitable.

11.Access to Information. With respect to this Grant, you acknowledge that you have reviewed a copy of the Plan available at http://investor.knight-swift.com/corporate-governance/equity, and that the Company has delivered to you, or has provided to you through on-line access, for your examination copies of its reports filed on Forms 8-K, 10-Q and 10-K and any proxy or shareholder information materials filed with the SEC and available through EDGAR. These materials may also be accessed on the Company’s website at http://investor.knight-swift.com. A copy of these materials will be provided to you if you request them in writing from the Company.

12.Successors. This Agreement is binding on you, your spouse and any successors or assigns.

13.Arbitration of Disputes. We agree that the Federal Arbitration Act shall apply to and govern the arbitration provisions of this Agreement. Any disputes between or among us with respect to the terms of this Agreement or the rights of either of us under this Agreement, shall be subject to the arbitration procedures specified in the Revised Arizona Arbitration Act (“RAAA”), but only to the extent not inconsistent with the Federal Arbitration Act. Arbitration will occur in Phoenix, Arizona. Judgment on any arbitration award may be entered in any court having jurisdiction. A single arbitrator shall have the power to render a maximum award of $500,000. If you or we assert a claim in excess of $500,000, the matter may be heard by a single arbitrator, but either of us may request that the arbitration be heard by a panel of three arbitrators and, if so requested, the arbitration decision shall be made by a majority of the three arbitrators. In the event that the selected arbitrator(s) finds any term or clause in this Agreement to be invalid, unenforceable, or illegal, the same will not have any impact, whatsoever, on other terms or clauses in the Agreement or the entire Agreement. The Company shall pay the costs of arbitration, but if the Company is the prevailing party in the arbitration, the Company shall have the right to recover from you all costs of arbitration. EACH OF THE PARTIES EXPRESSLY AGREES TO ARBITRATION AND WAIVES ANY RIGHT TO TRIAL BY JURY ANY PARTY MAY HAVE. In consideration of this Grant, you agree not to bring any class action or any arbitration class action against the Company. Nothing in this Agreement limits or restricts any self-help remedy, including, without limitation, any right of offset a party may have. The person prevailing in any arbitration is entitled to payment of all legal fees and costs and all costs of arbitration, regardless of whether such costs are recoverable under applicable law. In the event of any conflict between the arbitration procedures specified in this Agreement and the RAAA, this Agreement shall control.

14.WAIVER OF CERTAIN CLAIMS. BY EXECUTING THIS AGREEMENT AND ACCEPTING THIS GRANT, YOU AGREE THAT ANY CLAIM YOU MAY HAVE AGAINST THE COMPANY WITH RESPECT TO THIS GRANT OR THE STOCK SUBJECT TO THE GRANT (OTHER THAN A CLAIM FOR THE CONTRACTUAL BREACH OF THIS AGREEMENT OR THE PLAN, WHICH MUST BE BROUGHT WITHIN ONE YEAR OF THE DATE SUCH BREACH OCCURS) MUST BE ASSERTED NOT LATER THAN ONE YEAR FOLLOWING THE DATE OF THIS GRANT, AND THAT NO CLAIMS (OTHER THAN FOR BREACH OF CONTRACT) MAY BE BROUGHT AFTER THAT PERIOD. YOU VOLUNTARILY AND KNOWINGLY WAIVE ANY LONGER STATUTE OF LIMITATIONS IN

CONSIDERATION OF THIS GRANT. IN ADDITION, YOU AND THE COMPANY AGREE THAT ANY CLAIM MADE UNDER THIS AGREEMENT OR THE PLAN, OR ARISING FROM OR IN CONNECTION WITH ANY STOCK GRANTED PURSUANT TO THIS AGREEMENT OR THE PLAN, SHALL BE LIMITED TO ACTUAL ECONOMIC DAMAGES, AND THE RECOVERY OF ATTORNEYS’ FEES AND COSTS OF COURT. TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO RESCISSION OR ANY RIGHT TO CLAIM OR RECOVER TREBLE DAMAGES, PUNITIVE DAMAGES, OR EXEMPLARY DAMAGES, WHETHER SUCH RIGHTS ARE GRANTED BY STATUTE OR UNDER COMMON LAW, IS HEREBY WAIVED AND RELEASED. EACH PARTY AGREES AND ACKNOWLEDGES THAT THE WAIVER AND RELEASE OF SUCH RIGHTS IS VOLUNTARY AND KNOWING AND THAT EACH PARTY HAS RECEIVED, UNDER THIS AGREEMENT, FULL AND ADEQUATE CONSIDERATION FOR SUCH WAIVER.

15.Survival. The provisions of Sections 8, 9, and 12 through 20 shall survive the termination of this Grant and of this Agreement.
16.Rights Non-Transferable. Neither this Agreement nor your rights hereunder are transferable, except by Last Will and Testament, Revocable Trust or Testamentary Trust, or by the law of descent and distribution.
17.Administration. The Committee shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon you, the Company and all other interested persons. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Grant.

18.Construction. It is the intent of the Company and you that the Stock subject to this Grant is to be treated as “nonvested shares” within the meaning of Financial Accounting Standards Board ASC Topic 718, and the Stock is subject to being earned by you only if you continue to provide the Company with your services until this Grant terminates.

19.Governing Law. This Agreement is subject to, and is to be construed in accordance with, the laws of the State of Delaware.

20.Acceptance. You are required by the on-line system to accept or reject the Grant and this Agreement. If you fail to affirmatively accept or reject through the on-line system within five (5) business days after receipt of this Grant, then by continuing to serve as a director of, in employment with, or as a consultant for the Company, you will be deemed to have accepted and agreed to the terms and conditions set forth in this Agreement and deemed to have acknowledged receipt of a copy of the Plan.

Sincerely,

KNIGHT-SWIFT TRANSPORTATION HOLDINGS INC., a Delaware corporation
By:

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